                                                                  Exhibit 99

PRESS RELEASE


FOR IMMEDIATE RELEASE

DATE:      July 22, 2005
COMPANY:   Central Federal Corporation
           2923 Smith Road
           Fairlawn, Ohio  44333
CONTACT:   Mark S. Allio
           Vice Chairman, President and CEO
PHONE:     330.576.1334                      FAX: 330.666.7959

CENTRAL FEDERAL CORPORATION ANNOUNCES 2ND QUARTER PERFORMANCE

Fairlawn, Ohio - July 22, 2005 - Central Federal Corporation (Nasdaq: GCFC) announced a net loss for the second quarter of 2005 of ($270,000) or ($.12) per diluted share, compared to a net loss for the second quarter of 2004 of ($284,000) or ($.14) per diluted share. The net loss for the six month period ended June 30, 2005 totaled ($559,000) or ($.25) per diluted share compared to a net loss of ($552,000) or ($.28) per diluted share for the prior year period ended June 30, 2004.

The company continued to execute its growth strategy. Commercial, commercial real estate and multi-family loans increased $17.3 million or 32.8% and totaled $70.0 million at June 30, 2005. Home equity lines of credit increased $5.5 million, or 93.2% and totaled $11.4 million at June 30, 2005. Deposits increased $16.8 million or 16.5% during the first six months of 2005 and totaled $118.4 million at June 30, 2005.

This growth positively impacted the company's net interest income which increased 33.4% and 33.8% and totaled $1.2 million and $2.4 million for the three and six months ended June 30, 2005 compared to $931,000 and $1.8 million for the prior year periods.

During the quarter ended June 30, 2005, the company securitized single-family residential mortgage loans with an outstanding principal balance of $18.6 million, formerly held in its portfolio, with Freddie Mac. The company continues to hold the securities and service the loans. The securitization increased liquidity as the securities retained are readily marketable, eliminated credit risk on the loans and reduced the bank's risk-based capital requirement. As a result of the securitization, net single-family residential mortgage loan balances declined $18.5 million, the loan servicing asset increased $120,000 and securities available for sale increased $18.9 million. The unrealized gain on the securities at June 30, 2005 was $530,000 which increased the company's capital by $350,000.

Total assets at December 31, 2004 included $30.0 million in overnight investments at a positive spread to the Federal Home Loan Bank advances used to fund the investment. As short term interest rates increased and the spread between the investment and borrowing declined, the cash was withdrawn to repay the advances during the first quarter of 2005. The $5.9 million decline in total assets to $165.1 million at June 30, 2005 from $171.0 million at December 31, 2004 was the result of the $30.0 million reduction in cash and borrowings associated with the arbitrage transaction offset by $17.3 million growth in commercial loans and $5.5 million growth in home equity lines of credit. Loan growth was funded by deposits, which increased $16.8 million, and FHLB advances, which increased $9.9 million after the repayment associated with the arbitrage transaction.

Loans totaled $108.6 million at June 30, 2005 compared to $108.1 million at December 31, 2004. Mortgage loan balances declined $19.6 million and totaled $21.9 million at June 30, 2005 due to the securitization discussed above. Not considering the securitization transaction, overall loan balances increased 17.5%. Commercial loan balances increased $17.3 million and totaled $70.0 million at June 30, 2005 compared to $52.7 million at December 31, 2004 as the company continued to focus on commercial lending. Total consumer loan balances increased $4.2 million due to the growth in home equity lines of credit mentioned above.

Deposits increased $16.8 million or 16.5% during the first six months of 2005 and totaled $118.4 million at June 30, 2005 compared to $101.6 million at December 31, 2004. The increase was due to growth of $13.9 million in certificate of deposit accounts and $4.3 million in demand deposit accounts, largely commercial checking accounts. Traditional savings account balances declined $1.4 million.

The company's capital position totaled 11.8% at June 30, 2005.

The loss for the quarter and year-to-date periods ended June 30, 2005 was due to provisions for loan losses, expenses associated with management, technology and physical resources necessary to support our strategic growth plan and $127,000 and $177,000 pretax operating losses of Reserve Mortgage Services (Reserve), the company's mortgage services division for the three and six months ended June 30, 2005.

The provision for loan losses increased $100,000 and $282,000 and totaled $134,000 and $352,000 for the three and six months ended June 30, 2005 compared to $34,000 and $70,000 for the prior year periods. The provision reflected growth in commercial, commercial real estate and multi-family loans, increased nonperforming mortgage loans and the need to maintain adequate reserves for losses as the portfolio grows. There were no nonperforming commercial loans at June 30, 2005. The ratio of the allowance for loan losses to total loans increased to 1.13% at June 30, 2005 compared to .90% at December 31, 2004 and ..59% at June 30, 2004.

Noninterest income increased $103,000 and $310,000 and totaled $237,000 and $536,000 for the three and six months ended June 30, 2005 compared to $134,000 and $226,000 for the prior year periods. Mortgage loan originations and sales increased and gains on sales totaled $96,000 and $307,000 during the current year periods compared to $27,000 and $44,000 during the prior year periods due to loan production by Reserve.

Noninterest expense increased $255,000 and $602,000 and totaled $1.7 million and $3.4 million for the three and six months ended June 30, 2005 compared to $1.5 million and $2.8 million for the prior year periods. Operating costs related to Reserve, which was acquired in October 2004, totaled $239,000 and $497,000, including $31,000 and $62,000 amortization of intangible assets during the current year periods. The current year six month period also included $37,500 costs related to the reverse stock split transaction which was abandoned by the Board in March 2005. The company moved to its new headquarters and CFBank location in Fairlawn in April 2004, and occupancy expenses related to the facility increased approximately $56,000 during the six months ended June 30, 2005 compared to the prior year period.


ABOUT CENTRAL FEDERAL CORPORATION AND CFBANK

Central Federal Corporation (Nasdaq: GCFC), the holding company for CFBank, was organized as a Delaware corporation in September 1998 in connection with the bank's conversion from a mutual to stock organization, which was completed on December 30, 1998. CFBank is a community-oriented financial services company founded in 1892. Its home office is in Fairlawn, Ohio. It operates two additional offices in Columbiana County, Ohio, and one in Columbus, Ohio. Reserve Mortgage Services was acquired in October 2004 and is the mortgage services division of CFBank.

This release contains certain forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended. We intend these forward-looking statements to be subject to the safe harbor created by that provision. These forward-looking statements involve risks and uncertainties and include, but are not limited to, statements regarding future events and our plans, goals and objectives. Our actual results may differ materially from these statements. Although we believe the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurances that the results contemplated in these forward-looking statements will be realized. The inclusion of this forward-looking information should not be regarded as a representation by our company or by any person that the future events, plans or expectations contemplated by our company will be achieved. Furthermore, past performance in operations and share price is not necessarily predictive of future performance.




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
Selected Financial Condition Data           June 30,         December 31,
($ in thousands)                             2005                2004           % change
                                          -----------        ------------       --------
                                          (unaudited)
Total assets                               $165,092            $171,005             -3%
Cash and cash equivalents                     1,429              32,675            -96%
Securities available for sale*               35,271              13,508             161%
Loans, net*                                 108,600             108,149               0%
Allowance for loan losses                     1,242                 978              27%
Nonperforming loans                             603                 286             111%
Foreclosed assets, net                          112                 132             -15%
Goodwill                                      1,749               1,749               0%
Other intangible assets                         238                 299             -20%
Deposits                                    118,373             101,624              16%
Federal Home Loan Bank advances              21,045              41,170             -49%
Subordinated debentures                       5,155               5,155               0%
Total shareholders' equity                   19,428              19,507               0%


* note: single-family residential mortgage loans with an outstanding principal balance of $18.6 million were securitized with Freddie Mac in June 2005 and transferred from loans to securities available for sale.



Summary of Operations                                  Three months ended                      Six months ended
($ in thousands, except per share data)                     June 30,                              June 30,
                                              ----------------------------------    ------------------------------------
(unaudited)                                    2005          2004       % change     2005          2004        % change
                                              -------       -------     --------    -------       -------      ---------
Total interest income                         $ 2,098       $ 1,372        53%      $ 4,036       $ 2,643         53%
Total interest expense                            856           441        94%        1,625           841         93%
                                              -------       -------                 -------       -------
   Net interest income                          1,242           931        33%        2,411         1,802         34%
Provision for loan losses                         134            34       294%          352            70        403%
                                              -------       -------                 -------       -------
   Net interest income after provision
     for loan losses                            1,108           897        24%        2,059         1,732         19%
Noninterest income
   Net gains on sales of loans                     96            27       256%          307            44        598%
   Other                                          117           107         9%          205           182         13%
                                              -------       -------                 -------       -------
Noninterest income                                213           134        59%          512           226        127%
Noninterest expense                             1,738         1,483        17%        3,440         2,838         21%
                                              -------       -------                 -------       -------
Loss before income taxes                         (417)         (452)       -8%         (869)         (880)        -1%
Income tax benefit                               (147)         (168)      -13%         (310)         (328)        -5%
                                              -------       -------                 -------       -------
      Net loss                                $  (270)      $  (284)       -5%      $  (559)      $  (552)         1%
                                              =======       =======                 =======       =======
Basic loss per share                          $ (0.12)      $ (0.14)      -12%      $ (0.25)      $ (0.28)        -8%
Diluted loss per share                          (0.12)        (0.14)      -12%        (0.25)        (0.28)        -8%



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
Selected Financial Ratios and Other Data                         At or for the three                      At or for the six
(unaudited)                                                         months ended                            months ended
                                                                       June 30,                               June 30,
                                                               -----------------------                 -----------------------
                                                                  2005          2004                     2005           2004
                                                                --------      --------    -------      --------       --------
Performance Ratios:
Return on average assets                                         (0.67%)       (0.91%)                   (0.69%)       (0.94%)
Return on average equity                                         (5.57%)       (6.00%)                   (5.72%)       (5.70%)
Average yield on interest-earnings assets                         5.82%         4.90%                     5.60%         5.05%
Average rate paid on interest-bearing liabilities                 2.57%         1.74%                     2.45%         1.79%
Average interest rate spread                                      3.25%         3.16%                     3.15%         3.26%
Net interest margin, fully taxable equivalent                     3.44%         3.33%                     3.35%         3.45%
Interest-earning assets to interest-bearing liabilities         108.38%       110.58%                   108.69%       111.94%
Efficiency ratio                                                119.45%       136.81%                   117.69%       138.64%
Non-interest expense to average assets                            4.33%         4.76%                     4.27%         4.85%
Dividend payout ratio                                              n/m           n/m                       n/m           n/m

Capital Ratios:
Equity to total assets at end of period                          11.77%        14.47%                    11.77%        14.47%
Average equity to average assets                                 12.08%        15.20%                    12.14%        16.54%

Asset Quality Ratios:
Nonperforming loans to total loans                                0.55%         0.17%                     0.55%         0.17%
Nonperforming assets to total assets                              0.43%         0.58%                     0.43%         0.58%
Allowance for loan losses to total loans                          1.13%         0.59%                     1.13%         0.59%
Allowance for loan losses to nonperforming loans                206.04%       344.28%                   206.04%       344.28%
Net charge-offs to average loans                                  0.00%         0.05%                     0.15%         0.06%

Per Share Data:
Dividends declared                                               $ 0.09        $ 0.09                    $ 0.18        $ 0.18
Tangible book value per share at end of period                     7.77          9.15                      7.77          9.15


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n/m - not meaningful